EXHIBIT 99.1

For Immediate Release	For more information:
	Contact:	Michael Doherty
	Phone:	949-673-1907
	Email:	mdoherty@trestlecorp.com

Dr. Allon Guez Joins Trestle Board of Directors

Paul Guez Resigns after Five Years of Service

IRVINE, Calif.—(BUSINESS WIRE)—September 8, 2004 —Trestle Holdings, Inc. (OTCBB:TLHO - News), a supplier of digital imaging and telemedicine applications, announced today that Dr. Allon Guez has joined the Company’s Board of Directors. The Company also announced that Paul Guez, a member of the Board since 1999, has resigned from the Board, effective immediately.

Dr. Guez is a Professor of Electrical, Computer and Biomedical Engineering at Drexel University where he is also the Director of the Robotics and Automation Lab.  He has over 30 years experience in research & development, business development, strategic partnerships and capital raising.  He is a frequent consultant to industry and government, and has authored over 200 scientific publications, book chapters and patents.  Dr. Allon Guez is the cousin of Mr. Paul Guez.  Michael Doherty, Chairman of the Board, said, “I am pleased that Dr. Guez has agreed to join our Board of Directors.  His experience in biotech and biomedical engineering, along with his knowledge of robotics and pattern recognition will be invaluable to the Company.”

Commenting on his resignation, Mr. Paul Guez, said, “It was with regret that I tendered my resignation but with the increase in the activities of the Company, the time commitment is greater than I can presently afford.  However, based on his vast experience, I am confident that Allon will make a significant contribution to the Company.”  Chairman Michael Doherty added, “On behalf of the stockholders, Board of Directors and employees of Trestle Corporation I would like to express our gratitude for Paul’s many years of service.  It was with reluctance that we accepted his resignation.”

About Trestle Holdings, Inc.

Trestle Holdings Inc. develops and sells digital imaging and telemedicine applications to the life sciences markets. The company’s products link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

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Trestle’s digital imaging products have the potential to transform the pathologist’s work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images.  The company’s live microscopy products enable multiple physicians and scientists to remotely view, navigate, and share high-fidelity microscope images at sub-micron resolution over standard Internet connections in real time. The company’s slide scanning and imaging products perform high-speed whole-glass slide digitization for virtual microscopy applications. These slide scanning products facilitate image analysis, data management, digital workflow and data association applications for clinical and research customers. For example, for pharmaceutical companies, the Trestle’s products enable improvements to the pre-clinical and clinical phases of research and development through better capture, management and analysis of tissue sample information.

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies.  Trestle’s integrated telemedicine products allow scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment of patients through real time integration of voice, video, medical devices, and patient data.

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms “believes,” “belief,” “expects,” “plans,” “objectives,” “anticipates,” “intends,” “targets,” “projections,” or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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